Exhibit 4.8
ONE-TIME WAIVER OF REGISTRATION RIGHTS UNDER NOTE AND WARRANT
PURCHASE AGREEMENT
September 9, 2005
     Reference is hereby made to that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of July 15, 2005 and entered into by and among NGTV, a California corporation (the “Company”) and the purchasers identified on the signature pages therein, (collectively the “Purchasers”). All capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.
     WHEREAS, pursuant to the Purchase Agreement, the Purchasers received Warrants exercisable into Common Stock (the “Warrants”);
     WHEREAS, the Company intends to sell certain shares of its Common Stock to the public pursuant to an anticipated firm commitment Initial Public Offering with Capital Growth Financial LLC (the “Underwriter”) for approximately $25,000,000 (the “IPO”);
     WHEREAS, the Underwriter has required waiver of any and all registration rights by all existing Purchasers as a condition to moving forward with and closing the IPO;
     WHEREAS, the Purchase Agreement and the Warrants provide the Purchasers with registration rights as set forth in Section 12 of the Warrant and Section 4.4 of the Purchase Agreement;
     WHEREAS, the registration rights may be waived by the consent of the Purchaser pursuant to the authority of Sections 10 and 5.3 of the Warrant and Purchase Agreement, respectively;
     WHEREAS, the undersigned wish to consent to a one-time waiver of the registration rights set forth in Section 12 of the Warrant and Section 4.4 of the Purchase Agreement, for purposes of complying with the Underwriter’s requirement to move forward with the IPO;
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees as follows:
     1. Waiver of Registration Rights. The undersigned hereby waive any and all rights under Section 12 of the Warrant and Section 4.4 of the Purchase Agreement, in connection with the Company’s filing of a Registration Statement, or any amendment thereto, pursuant to the IPO.
     2. Successors and Assigns. This Waiver shall remain in full force and effect and shall be binding upon the undersigned, and the successors and assigns of the undersigned, and inure to the benefit of the Company and its successors and assigns,
     3. Governing Law. This Waiver shall be governed by, and construed in accordance with, the law of the State of California, without regard to conflict of law principles.

[Signature Page to ONE-TIME WAIVER OF REGISTRATION RIGHTS UNDER NOTE AND WARRANT PURCHASE AGREEMENT]
     Wherefore, the undersigned has subscribed his/her/its name and duly authorized signature below with the intention of being legally bound to the terms hereof.

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